Exhibit 99.1

CompuCredit Announces Sale of $300 Million Senior Convertible Notes

CompuCredit Corporation (NASDAQ Symbol: “CCRT”) announced today the sale of its $300 million aggregate principal amount of senior convertible notes due 2035 to the initial purchaser of the notes.  The notes will be resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has granted the initial purchaser a 13-day option to purchase up to an additional $50 million aggregate principal amount of senior convertible notes. The Company will pay interest on the notes until maturity on November 30, 2035, subject to earlier repurchase, redemption or conversion. The sale of the notes is expected to close on November 23, 2005.

During certain periods and subject to certain conditions, the notes will be convertible by holders into cash and, if applicable, shares of the Company’s common stock, subject to adjustment. Upon conversion of the notes, the Company will deliver to holders of the notes cash of up to $1,000 per $1,000 aggregate principal amount of notes and, at its option, either cash or shares in respect of the remainder of the conversion obligation, if any.

The Company intends to use the net proceeds of the offering to fund acquisitions and/or for general corporate and working capital purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not the Company will consummate the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to the Company’s most recent filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.